Exhibit 10.26

FREEPORT-MCMORAN INC.
2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN

AMENDMENT ONE
WHEREAS, Freeport-McMoRan Inc. (“Company”) maintains the Freeport-McMoRan Inc. 2005 Supplemental Executive Capital Accumulation Plan, amended and restated effective January 1, 2015 (the “Plan”);
WHEREAS, the Board of Directors, in its meeting on December 4, 2014, delegated to the ECAP Administration and Investment Committee the authority to approve the merger of plans and plan amendments, that it deems necessary or desirable, provided that such merger or amendment does not result in a substantial increase in the estimated annual cost to the Company and its affiliates;
WHEREAS, pursuant to Section 10.04 of the Plan, the Board or its delegate, has the authority to amend the Plan;
WHEREAS, the Company desires to amend the Plan to (a) revise compensation definitions to clarify a bonus type, and (b) make other clarifications and revisions;
NOW, THEREFORE, the Plan is amended, effective January 1, 2016, unless stated otherwise, to read as follows:
I.
Paragraph (b), SECAP Enhanced Compensation, of Section 1.01, Compensation, is amended and restated to read as follows:
(b)    SECAP Enhanced Compensation means regular salary or wages actually paid by a Participating Company to a Participant, and which would have been payable to him or her but for his or her Employee Pre-tax Contributions, Catch-up Contributions, and contributions to Code Section 125 plans during the year, and any transportation fringe benefits under Code Section 132(f)(4), plus Differential Wage Payments as defined under Code Section 3401(h), shift differentials, back pay awards, and fifty percent (50%) of all overtime and bonuses (including performance based special awards, PBA Performance Awards, annual incentive bonuses paid under the Annual Incentive Program or the Performance Incentive Awards Program, whether received in cash or restricted stock units, year-end discretionary bonuses to non-exempt employees, and single payment merit awards) and excluding, without limitation, completion, copper and sign-on bonuses, stock-based incentive compensation (except as noted above), fringe benefits, (including any awards of gift cards or similar payments), reimbursements, overseas premiums, tax equalization payments, living and other allowances, and contributions to a plan of deferred compensation (e.g. SECAP) which are not included in the Participant’s gross income for the taxable year in which contributed.

II.
The second paragraph of (a) Basic Credits Deferral Election, of Section 3.00, Deferral Election, is amended and restated to read as follows:
For 2016, the Code Section 401(a)(17) limit is $265,000, the Code Section 402(g) limit is $18,000 and the Code Section 414(v) limit is $6,000. The Internal Revenue Service may adjust each limit annually for cost-of-living increases.
III.
The last paragraph (a) Basic Credits Deferral Election, of Section 3.00, Deferral Election, is amended and restated to read as follows:
The amount of allowable deferral pursuant to the Participants election shall be a minimum of one percent (1%), and in increments of at least one percent (1%), but not to exceed twenty percent (20%) of the Basic Compensation. Further, the elected deferral must be the same percentage as the Employee’s Elective Contribution in the ECAP.

Executed in Phoenix, Arizona, this 21st day of December, 2015.

Freeport-McMoRan Inc.

/s/ Douglas N. Currault II
Douglas N. Currault II, Secretary

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